NEWS RELEASE

Contact:      Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL REPORTS 8.5% EARNINGS INCREASE AT MID-YEAR 2007

LATROBE, PA, July 31, 2007 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the period ended June 30, 2007. The Company earned $716,000 (or $.24 per average share outstanding) in 2007’s second quarter compared to $805,000 (or $.26 per average share outstanding) in the same period last year. Second quarter 2006 earnings benefited from approximately $131,000 in non-accrual loan interest recoveries. The company earned $1.456 million (or $.48 per average share outstanding) for the six-month period ended June 30, 2007 and $1.342 million (or $.42 per average share outstanding) for the six-month period ended June 30, 2006.

On June 30, 2007, total loans were $6.2 million higher than a year prior despite significant tightening of the credit markets. Total deposits rose by $5.1 million over the same period. The bank’s loan portfolio credit quality remained high as evidenced by further gains in loan loss allowance adequacy, a lack of need for any second quarter provision for loan losses and minimal period-end loan delinquencies. During the second quarter a $3.3 million substandard loan relationship was successfully exited from the bank. Mid-year asset management and trust revenues were up by 17.9%.

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except per share data)

	June 30,	June 30,
	2007	2006
	(unaudited)	(unaudited )

ASSETS
Cash and due from banks on demand	$10,998	$10,023
Interest bearing deposits with banks	317	30
Total cash and cash equivalents	11,315	10,053

Federal funds sold	375	-
Securities available for sale	71,954	76,691
Restricted investments in bank stock	1,216	1,137

Loans	224,521	218,366
Allowance for loan losses	(1,857)	(1,655)
Net loans	222,664	216,711

Premises and equipment	3,770	4,090
Other assets	17,110	16,659

Total assets	$328,404	$325,341

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$66,671	$66,112
Interest bearing	224,045	219,529
Total deposits	290,716	285,641

Short term borrowings	-	2,600
Other liabilites	1,483	1,572
Total liabilities	292,199	289,813

Shareholders' equity:
Common stock, par value $2 per share; 10,000,000 shares authorized; 3,600,000 shares issued; 3,044,813 shares outstanding	7,200	7,200

Retained earnings	40,107	39,471

Accumulated other comprehensive loss	(696)	(737)

Less treasury stock, at cost, 555,187 shares	(10,406)	(10,406)
Total shareholders' equity	36,205	35,528

Total liabilities and shareholders' equity	$328,404	$325,341

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months	Three Months		Six Months		Six Months
	Ended June30	Ended June 30		Ended June 30		Ended June 30
	2007	2006		2007		2006
	(unaudited)	(unaudited	)	(unaudited	)	(unaudited	)

INTEREST INCOME:
Interest and fees on loans	$3,373	$3,274		$6,794		$6,277
Interest and dividends on securities:
Taxable	1,084	946		2,204		1,828
Exempt from federal income taxes	34	38		68		71
Other	94	119		117		289
Total Interest income	4,585	4,377		9,183		8,465

INTEREST EXPENSE:
Interest on deposits	1,641	1,355		3,229		2,554
Interest on short-term borrowings	3	4		67		4
Total Interest expense	1,644	1,359		3,296		2,558

NET INTEREST INCOME	2,941	3,018		5,887		5,907
PROVISION FOR LOAN LOSSES	-	30		90		60

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,941	2,988		5,797		5,847

OTHER OPERATING INCOME:
Asset management and trust income	253	237		527		447
Service charges on deposit accounts	165	146		316		310
Other service charges and fees	160	171		352		372
Income from investment in life insurance	135	129		270		258
Other income	32	59		78		101
Total other operating income	745	742		1,543		1,488

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,360	1,299		2,713		2,610
Net occupancy expense	173	167		367		363
Furniture and equipment	144	149		257		316
Pennsylvania shares tax	134	140		274		280
Legal and professional	111	128		231		429
Other expenses	785	771		1,533		1,528
Total other operating expenses	2,707	2,654		5,375		5,526

INCOME BEFORE INCOME TAXES	979	1,076		1,965		1,809
Income tax expense	263	271		509		466

Net income	$716	$805		$1,456		$1,343

Average Shares Outstanding	3,044,813	3,050,742		3,044,813		3,215,077

Earnings Per Share	$0.24	$0.26		$0.48		$0.42